Exhibit 99.1

[NEXIQ TECHNOLOGIES LOGO]

For Immediate Release:

Investor/Financial Relations Contact:

Jeremy Kaplan	SmallCaps Online	T: (212) 554-4158	E: jkaplan@scogroup.com

Press Contacts:

Shelly Outwater	Sterling Hager, Inc	T: (617) 926-6665	E: shelly@sterlinghager.com
Frank Norton	NEXIQ Technologies	T: (603) 627-3500	E: fnorton@nexiq.com

NEXIQ TECHNOLOGIES ACQUIRES DIVERSIFIED SOFTWARE INDUSTRIES

- Strengthens Leadership in Commercial Vehicle Diagnostics and Telematics -

- Favorable Impact on Current Fiscal Year Revenues Expected -

Manchester, N.H.; Sterling Heights, Mich.; Coralville, Iowa: May 14, 2001 - NEXIQ Technologies, Inc. (OTCBB: NEXQ) today announced its acquisition of Diversified Software Industries, Inc. (DSI), which is 40 percent owned by Motorola, Inc. (NYSE: MOT), one of the world's leading integrated communications and electronics technology providers. DSI is an independent software solutions developer, based in Coralville, Iowa. NEXIQ will issue 1.7 million shares of common stock in exchange for all outstanding shares of DSI. With the acquisition, Motorola becomes an important strategic investor in NEXIQ as the Company builds on its industry leadership in transportation diagnostics and telematics services. The acquisition gives Motorola 7.9 percent of NEXIQ's total shares outstanding - 1.9 percent on a fully diluted basis. DSI's operations will remain in Coralville and DSI President, James Griffin, will report to NEXIQ President, Jack Schang, as Executive Vice President, Telematics Services.

The acquisition is expected to have a positive, effect on NEXIQ's current fiscal year (2001) revenues and it gives NEXIQ significant added management and software engineering resources. In addition, NEXIQ acquires two "industry first" software solutions that enable the Company to immediately broaden its presence in the commercial vehicle and automotive markets. Prior to the sale, DSI provided NEXIQ substantial software consulting and development support related to the Company's e-Technician telematics services. e-Technician is scheduled for release in early fall of this year.

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Commenting on the acquisition, NEXIQ Chairman and CEO, John Allard, said, "The addition of DSI to NEXIQ builds on our unique competitive advantage in the transportation diagnostics and telematics world. For the past 20 years, NEXIQ's MPSI team has led the heavy-duty vehicle diagnostics tools (hardware and software) market with innovative products and superb customer understanding. Over that period, we have obtained more approvals for access to commercial vehicle OEM data than any other company in the world."

Allard continued, "With DSI resources in place, we now have the proven software engineering and management resources to continue aggressively developing a wide range of innovative new products for the fast-growing facilities-based diagnostics business. And, we further strengthen our ability to continue leading the industry in the development and ASP deployment of vehicle-based telematics for commercial vehicles.

"On the product side," Allard added, "DSI brings us two additional and successful software products - In-Vehicle Information System (IVIS) and Electronic Proof Of Delivery (ePOD). These products will add significantly to our revenue, beginning immediately. They also give us entry to related market sectors we have targeted for aggressive penetration - automotive telematics, pick-up and delivery-based transportation companies. NEXIQ and DSI have strong, complementary relationships with vehicle and component OEMs, fleet operators and vehicle leasing firms. Our integration under NEXIQ allows us to provide customers with a more comprehensive range of facilities- and vehicle-based products and services, beginning immediately."

About Diversified Software Industries

DSI (www.dsi-inc.net), founded in 1996, is focused on developing interactive computer software solutions. These solutions include IVIS, a software framework that enables vehicle manufacturers to integrate, test and maintain on-board information and display systems and, it includes the Company's ePOD system, which gives "pick up and electronic proof of delivery" companies instant delivery and reporting verification capabilities. While the Company's main source of revenue to date has been from software development and consulting engagements, sales of these two software solutions are beginning to contribute to accelerated revenue growth.

DSI launched its IVIS product at the Convergence 2000 Conference in Detroit, Mich. Since then, IVIS has attracted the attention of nearly all the automotive OEMs and top-tier suppliers in North America and Europe. The Company is working aggressively with several of these organizations on early adaptive programs and expects a vehicle platform launch as early as 2003. Initial customer results show significant time and cost reduction in developing in-vehicle applications. They also demonstrate a major improvement in the way these applications are deployed. The IVIS system allows for easy integration of multiple applications and peripheral devices into a single cohesive vehicle system. The IVIS software is platform and OS independent, allowing easily portable systems to be designed and developed.

About NEXIQ Technologies

NEXIQ Technologies (www.nexiq.com) is a leading provider of transportation diagnostic products and wireless, Internet-based telematics solutions for the commercial vehicle industry. The Company has 20 years of intellectual property ownership and diagnostics expertise in the transportation industry. As a result, NEXIQ is uniquely qualified to deliver comprehensive telematics solutions to leading fleet operators, truck leasing companies, truck and component manufacturers and dealer service centers in the commercial vehicle market.

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Through e-Technician, fleet managers will be able to access truck data in real time with applications such as driver performance monitoring, billing odometer reading, pre-arrival diagnostics, fuel consumption management and warranty monitoring among others. They will also be able to perform remote parameter changes as needed. The Company's e-Technician solution, delivered through an ASP business model, will be the first to unite service bays, vehicles and fleet operations. e-Technician improves the ability of commercial vehicle firms to manage fleet operations, and to perform maintenance and location tracking from a remote, central facility. NEXIQ world headquarters is in Manchester, N.H. Product and services operations are headquartered in Sterling Heights, Mich., with significant software operations in Coralville, Iowa.

Further information on Motorola, Inc. can be found at www.motorola.com.

The statements contained in this release concerning the company's goals, strategies and expectations for business and financial results are "forward-looking statements" based on current expectations. No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review the reports that the Company files with the Securities and Exchange Commission for information concerning factors that could affect the Company's business.

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